FOR RELEASE:
November 19, 2010

Contact:	Douglas J. Glenn
Executive Vice President, General Counsel and
Chief Operating Officer
(757) 217-3634

HAMPTON ROADS BANKSHARES, INC. RECEIVES NASDAQ NONCOMPLIANCE NOTICE FOR MINIMUM BID PRICE

NORFOLK, VIRGINIA, November 19, 2010: Hampton Roads Bankshares, Inc. (NASDAQ: HMPR)(the “Company”), the holding company for Bank of Hampton Roads and Shore Bank, announced today that it received a letter (the “Notification Letter”) from The NASDAQ Stock Market (“NASDAQ”) notifying the Company that it no longer meets NASDAQ’s continued listing requirement under Listing Rule 5450(a)(1) (the “Bid Price Rule”).  The Notification Letter states that the minimum bid price of the Company’s common stock has traded below $1.00 per share for 30 consecutive business days and that the Company is therefore not in compliance with the Bid Price Rule.

The Notification Letter has no effect at this time on the listing of the Company’s common stock on the NASDAQ Global Select Market and the Company’s common stock will continue to trade on the NASDAQ Global Select Market under the symbol “HMPR.”

The Notification Letter states that the Company will be afforded 180 calendar days, or until May 16, 2011, to regain compliance with the Bid Price Rule.  To regain compliance, the closing bid price of the Company’s common stock must meet or exceed $1.00 per share for at least ten consecutive business days.  If the Company does not regain compliance by May 16, 2011, NASDAQ will provide written notification to the Company that the Company’s common stock will be subject to delisting from the NASDAQ Global Select Market.  The Company may, however, be eligible for an additional grace period if it satisfies the initial listing standards (with the exception of the Bid Price Rule) for listing on the NASDAQ Capital Market, and submits a timely notification to NASDAQ to transfer the listing of its common stock to the NASDAQ Capital Market.  The Company may also appeal NASDAQ’s delisting determination to a NASDAQ Hearings Panel.

The Company intends to actively monitor the bid price of its common stock and will consider available options to resolve the deficiency and regain compliance with the NASDAQ requirements.  Such actions could include implementation of the reverse split of the Company’s common stock that was authorized by the Company’s stockholders at the Company’s 2010 annual meeting on September 28, 2010 (the “Reverse Stock Split”).  If necessary, the Company will implement the Reverse Stock Split, which must be completed no later than May 2, 2011 in order to regain compliance with the Bid Price Rule.  In the event the Board of Directors implements the Reverse Stock Split, the Company will make a public announcement to stockholders prior to the record date.

Caution about Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements.”  These forward-looking statements relate to the Company’s ability to regain compliance with the Bid Price Rule, obtain an additional grace period from NASDAQ, successfully appeal any NASDAQ delisting determination, and the timing and potential implementation of the Reverse Stock Split.  There can be no assurance that the Company will receive an additional grace period from NASDAQ, be able to implement the Reverse Stock Split, regain compliance with the Bid Price Rule or successfully appeal any delisting determination.  Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to those described in the cautionary language included under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as amended, and the Company’s Quarterly Reports on Forms 10-Q for the quarters ended March 31, 2010, as amended, June 30, 2010, and September 30, 2010, and other filings with the Securities and Exchange Commission.

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a bank holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. The Company’s primary subsidiaries are Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961 (the “Banks”).  The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses.  Currently, Bank of Hampton Roads operates twenty-eight banking offices in the Hampton Roads region of southeastern Virginia and twenty-four offices in Virginia and North Carolina doing business as Gateway Bank & Trust Co.  Shore Bank serves the Eastern Shore of Maryland and Virginia through eight banking offices and fifteen ATMs. Through various affiliates, the Banks also offer mortgage banking services, insurance, title insurance, and investment products.  Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol HMPR.  Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.